SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 28, 2002
      Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-84418

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 27, 2002)

                                9,500,000 SHARES
                                    TXU CORP.
                                  COMMON STOCK
                                  ------------

     This is an offering by TXU Corp. of 9,500,000 shares of its common stock, without par value, along with the preference stock purchase rights attached thereto. TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU". TXU Corp. intends to apply to have the common stock offered hereby listed on those exchanges. The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on May 24, 2002 was $54.30 per share.

     Under a separate prospectus supplement, TXU Corp. is concurrently offering up to 5,750,000 FELINE PRIDESSM (initially consisting of Income PRIDES(SM)). This offering of common stock and the FELINE PRIDES offering are not contingent upon each other.

                                                 Per Share    Total
                                                 ---------    -----

Public offering price........................... $            $

Underwriting discount........................... $            $

Proceeds, before expenses, to TXU Corp. ........ $            $

     The underwriters may also purchase up to an additional 1,425,000 shares of common stock at the public offering price less the underwriting discount within 30 days of the date of this prospectus supplement in order to cover overallotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters expect to deliver the common stock against payment in New York City on or about , 2002.

MERRILL LYNCH & CO.
         BANC OF AMERICA SECURITIES LLC
                  CREDIT SUISSE FIRST BOSTON
                        SALOMON SMITH BARNEY
                               COMMERZBANK SECURITIES
                                       CREDIT LYONNAIS SECURITIES (USA) INC.

            The date of this prospectus supplement is         , 2002.


     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED

--------
SM   Service Mark of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----

                              PROSPECTUS SUPPLEMENT

About this Prospectus Supplement..........................................S-3
Prospectus Supplement Summary.............................................S-4
Selected Consolidated Income Statement Data of TXU Corp. and
   Subsidiaries...........................................................S-8
Consolidated Capitalization and Short-Term Debt of TXU Corp.
   and Subsidiaries.......................................................S-9
Use of Proceeds..........................................................S-10
Dividends and Price Range of Common Stock................................S-10
Underwriting............................................................ S-11
Experts..................................................................S-13
Legality.................................................................S-13


                                   PROSPECTUS

About this Prospectus.......................................................2
Where You Can Find More Information.........................................2
Incorporation by Reference..................................................2
TXU Corp....................................................................3
TXU Capital III and TXU Capital IV..........................................4
Use of Proceeds.............................................................5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
   Fixed Charges and Preference Dividends...................................5
Description of TXU Corp. Capital Stock......................................5
Description of Stock Purchase Contracts and Stock Purchase Units............8
Description of Debt Securities..............................................8
Description of TXU Capital's Preferred Trust Securities and Common
   Trust Securities..............................17
Description of the Guarantee...............................................24
Description of Junior Subordinated Debentures..............................27
Plan of Distribution.......................................................37
Experts....................................................................38
Legality...................................................................38

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. Neither TXU Corp. nor any underwriter has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither TXU Corp. nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference which are described under INCORPORATION BY REFERENCE in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

     This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included in the documents incorporated by reference which are described under INCORPORATION BY REFERENCE in the accompanying prospectus.

                          PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                                    TXU CORP.

     TXU Corp. is a global energy services company that engages in

     o   electricity generation,

     o   wholesale energy marketing and trading,

     o   retail energy marketing,

     o   energy delivery,

     o   other energy-related services and

     o   through a joint venture, telecommunications services.

     Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that by January 1, 2002, each electric utility was required to separate, or unbundle, its business into the following: power generation operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. As a result, TXU Corp. restructured certain of its businesses effective January 1, 2002.

     As required by the 1999 Restructuring Legislation, TXU Corp.'s subsidiary, TXU US Holdings Company (US Holdings), formerly TXU Electric Company, filed its business separation plan with the Public Utility Commission of Texas (Texas
PUC). This business separation plan and the March 2000 application to the Texas PUC laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002.

     TXU Corp.'s principal subsidiaries, after restructuring on January 1, 2002, are:

     o US HOLDINGS - a holding company for TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its amended business separation plan, as approved by the Texas PUC on October 31, 2001, as of January 1, 2002 US Holdings transferred to Oncor its T&D business and to TXU Energy its generation assets and retail customers, which together comprised the integrated electric utility business conducted by US Holdings through December 31, 2001. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the REP of TXU SESCO Company; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. Also, the T&D business of TXU SESCO Company was transferred to Oncor. Through its subsidiaries, US Holdings is engaged in the generation of electricity, wholesale energy (electricity and natural gas) marketing and trading and risk management, and retail energy sales and services primarily in the United States and also in parts of Canada, as well as the transmission and distribution of electricity in Texas.

     o TXU GAS - an integrated company engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. Divisions of TXU Gas include TXU Lone Star

         Pipeline, owner and operator of interconnected natural gas transmission and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas, and TXU Gas Distribution, one of the largest gas distribution companies in the United States and the largest in Texas.

     o TXU EUROPE LIMITED (TXU Europe) - a holding company for TXU Corp.'s European operations. TXU Europe's operations in the United Kingdom (UK) and other parts of Europe are primarily conducted through subsidiaries of TXU Europe Group Plc. TXU Europe serves approximately 5.7 million electricity and gas customers in the UK and is one of the largest suppliers (retailers) in England and Wales. Subsidiaries of TXU Europe also include TXU Europe Power Limited, a large generator of electricity in the UK; TXU UK Limited, one of the largest retail suppliers of natural gas in the UK; and TXU Europe Energy Trading Limited and other subsidiaries engaged in wholesale energy marketing and trading and risk management in the UK and in the central and Nordic regions of Europe.

     o TXU AUSTRALIA HOLDINGS (PARTNERSHIP) LIMITED PARTNERSHIP (TXU Australia) - a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia; TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria; and TXU Pty. Ltd., which retails natural gas in Victoria. TXU Electricity Limited serves over 533,000 customers in the state of Victoria, including suburban Melbourne, the second-largest city in Australia. TXU Networks (Gas) Pty. Ltd. has over 450,000 supply points. TXU Pty. Ltd. retails natural gas to approximately 427,000 customers. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,330 megawatt Torrens Island power station in South Australia. TXU Australia also has a portfolio management and energy trading operation that manages its price and volume risks.

     o TXU BUSINESS SERVICES COMPANY (TXU Business Services) - a provider of financial, accounting, information technology, environmental, customer, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

     In addition, TXU Corp. owns a 50% interest in Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company (TXU Communications). TXU Communications operates an integrated telecommunications platform, including an established incumbent local exchange carrier, as well as an emerging integrated communications provider and fiber optic transport business operating primarily in the Texas market. TXU Communications currently has over 225,000 access lines, including 58,000 competitive lines, and owns and operates a state-of-the-art fiber optic network spanning more than 2,200 route miles (60,000 fiber miles).

     In conjunction with its realignment into the corporate structure summarized above, effective as of January 1, 2002, TXU Corp. also realigned its businesses into the following operating business segments:

     o US ENERGY - operations involving the generation of electricity, wholesale energy marketing and trading and risk management, and retail energy sales and services in the US and parts of Canada This segment consists of all operations, other than the transmission and distribution business, of the former US Electric segment and the former US Energy segment.

     o US ENERGY DELIVERY - operations involving the transmission and distribution of electricity and the purchase, transmission, distribution and sale of natural gas in Texas. This segment consists of the transmission and distribution operations of the former US Electric segment and the operations of the former US Gas segment.

     o INTERNATIONAL ENERGY - operations involving the generation of electricity, wholesale energy marketing and trading and risk management, and retail energy sales and services in Europe and Australia. This segment consists of the operations of the former Europe and Australia segments.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION in the accompanying prospectus.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                SIGNIFICANT ISSUES AFFECTING THE ENERGY INDUSTRY

     There are a number of significant issues affecting the global energy industry as markets have become deregulated and more competitive. Before purchasing the common stock, investors should carefully consider these issues and each of the risks and uncertainties associated with these issues. These issues and the risks and uncertainties associated with these issues, as they relate to TXU Corp., are discussed in detail in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and include:

     o Most of TXU Corp.'s businesses are no longer guaranteed any rate of return on their capital investments through mandated rates. Some of TXU Corp.'s businesses operate in market environments that have recently been deregulated or that are continuing to change. TXU Corp. will need to adapt to these changes and may face significant competition from other market participants.

     o There can be significant volatility in market prices for fuel, electricity and natural gas, and there are other financial, counterparty and market risks that are beyond the control of TXU Corp. Many, but not all, of the risks associated with TXU Corp.'s businesses can be hedged. TXU Corp.'s failure to properly hedge its assets or positions against changes in commodity prices, interest or currency exchange rates, counterparty credit risk or other risk measures could significantly impair its future financial results. Further, the risk management procedures TXU Corp. utilizes may not work as planned.

     o There are various regulatory proceedings pending that may impact both TXU Corp.'s regulated and unregulated businesses. TXU Corp. is unable to predict the outcome of these proceedings. These and future regulatory actions could have a significant impact on TXU Corp.'s operations and financial results.

     o There are significant costs associated with compliance with environmental regulations; and future regulations could have an even greater financial impact.

     o TXU Corp. could have liquidity needs that could be difficult to satisfy under some circumstances.

     The issues and associated risks and uncertainties described above are not the only ones TXU Corp. may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair TXU Corp.'s businesses in the future.

                               CONCURRENT OFFERING

     In addition to the common stock offered by this prospectus supplement, TXU Corp. is concurrently offering up to 5,750,000 FELINE PRIDES (initially consisting of Income PRIDES) under a separate prospectus supplement. Each Income PRIDES will have a stated amount of $50 and initially will consist of (a) a contract to purchase shares of TXU Corp.'s common stock for $50 and (b) a TXU Corp. senior note with a principal amount of $50. Assuming that TXU Corp. issues
5,750,000 FELINE PRIDES, TXU Corp. may issue between       and       shares of
its common stock (depending upon the applicable market value of the common stock) on May 16, 2006, which is the purchase contract settlement date relating to the FELINE PRIDES. This offering of common stock and the concurrent FELINE PRIDES offering are not contingent upon each other.

                                  THE OFFERING

Securities offered by TXU Corp..........  9,500,000 shares (plus 1,425,000 shares if the underwriters exercise
                                          their overallotment option) of common
                                          stock, without par value, together
                                          with the attached preference stock
                                          purchase rights.

Common stock outstanding at May 8, 2002.  266,298,078 shares

Listing.................................  TXU Corp.'s common stock is listed on the New York, Chicago and Pacific
                                          stock exchanges under the symbol
                                          "TXU". TXU Corp. intends to apply to
                                          have the common stock offered hereby
                                          listed on those exchanges.


Indicated current annual dividend rate..  $2.40 per share


Use of proceeds.........................  TXU Corp. currently anticipates using substantially all of the net proceeds
                                          from this common stock offering and
                                          the concurrent FELINE PRIDES offering
                                          for working capital and other general
                                          purposes, including to repay
                                          commercial paper, and to provide
                                          advances to subsidiaries for the
                                          purpose of funding growth
                                          opportunities. For more information
                                          see USE OF PROCEEDS in this prospectus
                                          supplement.

    SELECTED CONSOLIDATED INCOME STATEMENT DATA OF TXU CORP. AND SUBSIDIARIES

     The following selected financial information, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of TXU Corp., all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the three months ended March 31, 2002 and 2001 have been made. The income statement data for the three months ended March 31, 2002 and March 31, 2001, respectively, is not necessarily indicative of the results that may be expected for an entire year.

                                               (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                              YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                   --------------------------------------------      ----------------------------
                                   1997      1998      1999      2000      2001         2001           2002
                                   ----      ----      ----      ----      ----         ----           ----
                                                                                            (UNAUDITED)

  Operating revenues.........    $  7,946  $ 14,736  $ 17,118  $ 22,009  $ 27,927      $  8,375        $  8,097
  Net income.................    $    660  $    740  $    985  $    916  $    677      $    201        $    255
  Net income available to
     common stock............    $    660  $    740  $    985  $    904  $    655      $    196          $  250
  Ratio of earnings to
    fixed charges...........         2.14      1.84      1.87      1.74      1.49          1.67            2.16

  Basic earnings per share:
      Income before
          extraordinary items       $2.86     $2.79     $3.53     $3.43     $3.12         $0.76           $1.01
      Extraordinary items,
          net of tax.........        -         -         -         -       $(0.60)         -             $(0.07)
      Net income available for
          common stock......        $2.86     $2.79     $3.53     $3.43     $2.52         $0.76           $0.94

  Diluted earnings per share:
      Income before
          extraordinary items       $2.85     $2.79     $3.53     $3.43     $3.12         $0.76           $1.01
      Extraordinary items,
          net of tax.........        -         -         -         -       $(0.60)         -             $(0.07)
      Net income available for
          common stock.......       $2.85     $2.79     $3.53     $3.43     $2.52         $0.76           $0.94

                         CONSOLIDATED CAPITALIZATION AND
                 SHORT-TERM DEBT OF TXU CORP. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT PERCENTAGES)

                                                                                            ADJUSTED
                                                          OUTSTANDING              ----------------------------
                                                       AT MARCH 31, 2002           AMOUNT               PERCENT
                                                       -----------------           ------               -------
                                                          (UNAUDITED)

Long-term Debt,
     less amounts due currently...............            $     14,526        $                                %
Mandatorily Redeemable Preferred Securities
    of Subsidiary Trusts, each Holding Junior
    Subordinated Debentures of the Obligated
    Company (a):

          TXU Corp. obligated ................                   368
          Subsidiary obligated ...............                   147
 Preferred Securities of Subsidiary Perpetual
     Trust of TXU Europe Limited..............                   150
 Preferred Stock of Subsidiaries:
          Subject to mandatory redemption.....                    21
          Not subject to mandatory redemption.                   190
Shareholders' Equity..........................                 8,031
                                                          ----------          -----------              --------
     Total Capitalization.....................            $   23,433          $                               %
                                                          ==========          ===========              ========

Short-term Debt (b)...........................            $    3,800          $
                                                          ==========          ===========
------------------

     (a) The sole assets of such trusts consist of junior subordinated debentures of the trust's parent, which was either TXU Corp. or TXU Gas, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

     (b) Including long-term debt due currently of $1,285 million.

                                 USE OF PROCEEDS

     The information in this section adds to the information in the USE OF PROCEEDS section beginning on page 5 of the accompanying prospectus. Please read these two sections together.

     TXU Corp. currently anticipates using substantially all of the net proceeds from this common stock offering and the concurrent FELINE PRIDES offering for working capital and other general purposes, including to repay commercial paper and to provide advances to subsidiaries for the purpose of funding growth opportunities in the United States, Europe and Australia that are consistent with its integrated energy business portfolio model.

     At March 31, 2002, TXU Corp. had an aggregate of $1.5 billion of commercial paper outstanding, which had maturities of up to 85 days and bore interest at rates ranging from 2.21% to 2.55% per year.

                    DIVIDENDS AND PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low sales prices per share of TXU Corp.'s common stock reported on the New York Stock Exchange composite tape and the dividends paid for the indicated periods.

                                                PRICE RANGE      DIVIDENDS
                                              HIGH       LOW     PER SHARE
                                              ----       ---     ---------

     2000   First Quarter................. $36.8750   $25.9375    $0.60
            Second Quarter................  36.1250    29.5000     0.60
            Third Quarter.................  40.1250    29.8125     0.60
            Fourth Quarter................  45.2500    34.5625     0.60

     2001   First Quarter.................  44.1250    34.8125     0.60
            Second Quarter................  49.7400    39.6000     0.60
            Third Quarter.................  50.0000    43.2500     0.60
            Fourth Quarter................  49.9700    43.1100     0.60

     2002   First Quarter.................  55.2000    46.2700     0.60
            Second Quarter
                (through May 24, 2002)....  57.0500    50.2500     0.60


     TXU Corp., or its predecessor TXU Energy Industries Company (TEI) have declared common stock dividends payable in cash in each year since TEI's incorporation in 1945. On May 10, 2002, a quarterly dividend of $0.60 per share was declared payable July 1, 2002 to shareholders of record on June 7, 2002. If the common stock offered hereby is delivered after June 7, 2002, purchasers of such common stock will not be entitled to this dividend. Future dividends will depend upon TXU Corp.'s profit level and capital requirements as well as financial and other conditions existing at the time.

     The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on May 24, 2002 was $54.30 per share.

     TXU Corp. has a direct stock purchase and dividend reinvestment plan
(Plan). The Plan provides investors with a convenient method of acquiring shares of TXU Corp. common stock through (i) the reinvestment in TXU Corp. common stock of all or a portion of the cash dividends payable on an investor's holdings of TXU Corp. common stock, and/or (ii) the investment of optional cash payments pursuant to the terms of the Plan. TXU Corp. reserves the right to suspend, modify, amend or terminate the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with operation of the Plan. Shares of TXU Corp. common stock are offered for sale under the Plan only by means of a separate prospectus available upon request from TXU Corp.

                                  UNDERWRITING

     TXU Corp. is selling the common stock to the underwriters named in the table below pursuant to an underwriting agreement to be dated on or about the date of this prospectus supplement. Subject to certain conditions, TXU Corp. has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of shares of common stock set forth opposite that underwriter's name in the table below:

               UNDERWRITERS                             NUMBER OF SHARES
               ------------                             ----------------

     Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...................

     Banc of America Securities LLC.............

     Credit Suisse First Boston Corporation.....

     Salomon Smith Barney Inc. .................

     Commerzbank Capital Markets Corp...........

     Credit Lyonnais Securities (USA) Inc. .....
                                                     ---------------------
               Total.............................          9,500,000
                                                     =====================

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the shares of the common stock if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the common stock to the public when and if the underwriters buy the common stock from TXU Corp.

     TXU Corp. estimates that its expenses in connection with the offer and sale of the common stock, not including the underwriting discount, will be $ .

     TXU Corp. has agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

COMMISSIONS AND DISCOUNTS

     The common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common stock sold by the underwriters to securities dealers may
be sold at a discount from the public offering prices of up to $      per share
of common stock. Any such securities dealers may resell any common stock purchased from the underwriters to certain other brokers or dealers at a
discount from the public offering price of up to $      per share of common
stock. If all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

     The following table shows the per share and total public offering price, underwriting discount to be paid by TXU Corp. to the underwriters and proceeds before expenses to TXU Corp. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                                                     Per
                                                                  Share of
                                                                Common Stock      Without Option      With Option
                                                                ------------      --------------      -----------

      Public offering price.........................              $                 $                   $
      Underwriting discount.........................              $                 $                   $
      Proceeds, before expenses, to TXU Corp........              $                 $                   $

OVERALLOTMENT OPTION

     TXU Corp. has granted an option to the underwriters to purchase up to an additional 1,425,000 shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

     TXU Corp. has agreed, for a period of 90 days after the date of this prospectus supplement, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch), as the representative of the underwriters (Representative), directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any common stock or any security convertible into or exchangeable or exercisable for common stock other than shares of its common stock or options for shares of its common stock issued pursuant to or sold in connection with any employee benefit, dividend reinvestment, stock option and stock purchase plans of TXU Corp. and its subsidiaries, the Income PRIDES issued in the concurrent offering referenced elsewhere in this prospectus supplement, Income PRIDES, Growth PRIDES(SM) or other similar securities issued upon substitution of pledged securities that are components of Income PRIDES, Growth PRIDES or other similar securities, shares of common stock issuable upon settlement of Income PRIDES, Growth PRIDES or other similar securities, or any sale or remarketing of TXU Corp. common stock or mandatorily convertible preference stock required pursuant to contractual arrangements existing at the date of this prospectus supplement.

STOCK EXCHANGE LISTING

     TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU". TXU Corp. intends to apply to have the common stock offered hereby listed on those exchanges.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the common stock offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing shares of TXU Corp.'s common stock. However, the underwriters may engage in transactions that stabilize the price of TXU Corp.'s common stock, such as bids or purchases that peg, fix or maintain the price of TXU Corp.'s common stock.

     In connection with this offering, the underwriters may make short sales of the common stock. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of shares of common stock than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing TXU Corp.'s common stock in the open market. In determining the source of common stock to close out the covered short position, the Representative will consider, among other things, the price of the common stock available for purchase in the open market as compared to the price at which they may purchase the common stock through the overallotment option. Naked short sales are sales in excess of the overallotment option. The Representative must close out any naked short position by purchasing TXU Corp.'s common stock in the open market. A naked short position is more likely to be created if the Representative is concerned that there may be downward pressure on the price of TXU Corp.'s common stock in the open market after pricing that could adversely affect investors who purchase common stock in the offering. Similar to other purchase transactions, purchases by the Representative to cover syndicate short positions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than it would otherwise be in the absence of these transactions.

     Neither TXU Corp. nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither TXU Corp. nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The Representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares of common stock for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

OTHER RELATIONSHIPS

     The underwriters are also underwriting the concurrent offering of FELINE PRIDES. In addition, certain of the underwriters and their affiliates engage in transactions with, and perform services for, TXU Corp., its subsidiaries and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TXU Corp., its subsidiaries and its affiliates.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the fiscal year ended December 31, 2001 (Annual Report), and incorporated in this prospectus supplement and the accompanying prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the Annual Report. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 (March Quarterly Report), that is incorporated by reference in this prospectus supplement and the accompanying prospectus, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in their report included in the March Quarterly Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, Deloitte & Touche LLP has not audited and does not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act relating to, among others, the securities offered hereby prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

     The validity of the common stock will be passed upon for TXU Corp. by Hunton & Williams, Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters of Texas law will be passed upon only by Hunton & Williams.

PROSPECTUS

                                 $2,000,000,000

                                AGGREGATE AMOUNT

                                 ---------------

                                    TXU CORP.

                                 DEBT SECURITIES

                                PREFERENCE STOCK

    COMMON STOCK WITH ATTACHED RIGHTS TO PURCHASE SERIES A PREFERENCE STOCK
                            STOCK PURCHASE CONTRACTS

                                       AND

                              STOCK PURCHASE UNITS

                                  -------------

                                 TXU CAPITAL III

                                 TXU CAPITAL IV

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET

                                 FORTH HEREIN BY

                                    TXU CORP.

              -----------------------------------------------------

      TXU Corp., TXU Capital III and TXU Capital IV may offer from time to time up to an aggregate of $2,000,000,000 of the securities discussed in this prospectus. This prospectus contains summaries of the general terms of these securities. We will describe the specific terms of these securities, their offering prices and the manner in which they will be offered in supplements to this prospectus. You should read this prospectus and any applicable supplements carefully before you invest.

      We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. In this prospectus we provide more information on this topic under the heading PLAN OF DISTRIBUTION.

      TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU."

              -----------------------------------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated March 27, 2002.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have previously filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over a period not expected to exceed two years, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

      For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

      TXU Corp., a Texas corporation which changed its name from Texas Utilities Company on May 15, 2000, was formed in 1997 as a holding company. TXU Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-12833. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

      Information about TXU Corp. is also available on its web site at http://www.txu.com. The information available on TXU Corp.'s web site is not a part of this prospectus.

                           INCORPORATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

      o TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001.

      o TXU Corp.'s Current Report on Form 8-K filed with the SEC on January 16, 2002.

      You may request a copy of these filings at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number
(214) 812-4600.

                                    TXU CORP.

      TXU Corp. is a global energy services company that engages in

      o  electricity generation,

      o  wholesale energy trading,

      o  retail energy marketing,

      o  energy delivery,

      o  other energy-related services and

      o  through a joint venture, telecommunications services.

      Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that by January 1, 2002, each electric utility was required to separate, or unbundle, its business into the following: power generation operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. As a result, TXU Corp. restructured certain of its businesses effective January 1, 2002.

      As required by the 1999 Restructuring Legislation, TXU Corp.'s subsidiary, TXU US Holdings Company, formerly TXU Electric Company (US Holdings), filed its business separation plan with the Public Utility Commission of Texas (Texas
PUC). This business separation plan and the March 2000 application to the Texas PUC laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002.

      TXU Corp.'s principal subsidiaries, after restructuring on January 1, 2002, are:

      o US HOLDINGS - a holding company for TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its amended business separation plan, as approved by the Texas PUC on October 31, 2001, as of January 1, 2002 US Holdings transferred to Oncor its T&D business and to TXU Energy its generation assets and retail customers, which together comprised the integrated electric utility business conducted by US Holdings through December 31, 2001. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the REP of TXU SESCO Company; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. Also, the T&D business of TXU SESCO Company was transferred to Oncor. Through its subsidiaries, US Holdings is engaged in the generation of electricity, wholesale energy (electricity and natural gas) trading and risk management, and retail energy sales and services in the United States and parts of Canada, as well as the transmission and distribution of electricity in Texas.

      o TXU GAS - an integrated company engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. Divisions of TXU Gas include TXU Lone Star Pipeline, owner and operator of interconnected natural gas transmission and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas, and TXU Gas Distribution, one of the largest gas distribution companies in the United States and the largest in Texas.

      o TXU EUROPE LIMITED (TXU Europe) - a holding company for TXU Corp.'s European operations. TXU Europe's operations in the United Kingdom (UK) and other parts of Europe are primarily conducted through subsidiaries of TXU Europe Group Plc. TXU Europe serves approximately 5.7 million electricity and gas customers in the UK and is one of the largest suppliers (retailers) in England and Wales. Subsidiaries of TXU Europe also include TXU Europe Power Limited, a large generator of electricity in the UK; TXU UK Limited, one of the largest retail suppliers of natural gas in the UK; and TXU Europe Energy Trading Limited and other subsidiaries engaged in wholesale energy trading and risk management in the UK and in the central and Nordic regions of Europe.

      o TXU AUSTRALIA HOLDINGS (PARTNERSHIP) LIMITED PARTNERSHIP (TXU Australia) - a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia; TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria; and TXU Pty. Ltd., which retails natural gas in Victoria. TXU Electricity Limited serves over 533,000 customers in the state of Victoria, including suburban Melbourne, the second-largest city in Australia. TXU Networks (Gas) Pty. Ltd. has over 450,000 supply points. TXU Pty. Ltd. retails natural gas to approximately 427,000 customers. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,330 megawatt Torrens Island power station in South Australia. TXU Australia also has a portfolio management and energy trading operation that manages its price and volume risks.

      o TXU BUSINESS SERVICES COMPANY (TXU Business Services) - a provider of financial, accounting, information technology, environmental, customer, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

      In addition, TXU Corp. owns a 50% interest in Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company (TXU Communications). TXU Communications operates an integrated telecommunications platform, including an established incumbent local exchange carrier, as well as an emerging integrated communications provider and fiber optic transport business operating primarily in the Texas market. TXU Communications currently has over 225,000 access lines, including 58,000 competitive lines, and owns and operates a state-of-the-art fiber optic network spanning more than 2,200 route miles (60,000 fiber miles).

      In conjunction with its realignment into the corporate structure summarized above, effective as of January 1, 2002, TXU Corp. also realigned its businesses into the following operating business segments:

      o US ENERGY - operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in the US and parts of Canada This segment consists of all operations, other than the transmission and distribution business, of the former US Electric segment and the former US Energy segment.

      o US ENERGY DELIVERY - operations involving the transmission and distribution of electricity and the purchase, transmission, distribution and sale of natural gas in Texas. This segment consists of the transmission and distribution operations of the former US Electric segment and the operations of the former US Gas segment.

      o INTERNATIONAL ENERGY - operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in Europe and Australia. This segment consists of the operations of the former Europe and Australia segments.

      The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

      The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                       TXU CAPITAL III AND TXU CAPITAL IV

      TXU Capital III and TXU Capital IV are identical Delaware business trusts, and each will be referred to in this prospectus as TXU Capital. Each was created pursuant to a separate trust agreement among TXU Corp. as depositor of TXU Capital, The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by TXU Corp. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Corp. as trust assets. All of the common trust securities will be owned by TXU Corp. The common trust securities will represent at least 3% of the total capital of TXU Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement.

      No separate financial statements of TXU Capital are included in this prospectus. TXU Corp. and TXU Capital consider that such statements would not be material to holders of the preferred trust securities because TXU Capital has no independent operations and its sole purposes are those stated above. TXU Corp. does not expect that TXU Capital will be filing annual, quarterly or special reports with the SEC.

      TXU Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Capital is c/o TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

      Unless otherwise described in a prospectus supplement, TXU Corp. will use the net proceeds from the offering of its securities for general corporate purposes, which may include the repayment of short-term indebtedness.

      The proceeds from the sale of preferred trust securities by TXU Capital will be invested in junior subordinated debentures issued by TXU Corp. Except as TXU Corp. may otherwise describe in the related prospectus supplement, TXU Corp. expects to use the net proceeds from the sale of such junior subordinated debentures to TXU Capital for general corporate purposes, which may include the repayment of short-term indebtedness.

                 RATIO OF EARNINGS TO FIXED CHARGES AND
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

      The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for TXU Corp. for each of the years ended December 31, 1997 through 2001 are set forth in the table below.

                                                        Ratio of Earnings to
                                  Ratio of Earnings to    Fixed Charges and
             Period                  Fixed Charges      Preference  Dividends
             ------                  -------------      ---------------------
  Year ended December 31, 1997            2.14                  2.14
  Year ended December 31, 1998            1.84                  1.84
  Year ended December 31, 1999            1.87                  1.87
  Year ended December 31, 2000            1.74                  1.72
  Year ended December 31, 2001            1.49                  1.47

                     DESCRIPTION OF TXU CORP. CAPITAL STOCK

      The authorized capital stock of TXU Corp. consists of 1,000,000,000 shares of common stock, without par value, of which 265,341,490 shares were outstanding at March 5, 2002, and 50,000,000 shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s share rights plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C, are authorized, outstanding and held by a wholly-owned subsidiary trust.

      Each share of common stock is entitled to one vote on all questions submitted to shareholders and to cumulative voting at all elections of directors.

      The common stock has no other preemptive or conversion rights. When the shares of common stock offered in this prospectus are issued and sold, they will be fully paid and non-assessable.

      Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of preference stock will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. as well as to all holders of debt of TXU Corp. These subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

      The Texas Business Corporation Act and the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp. determine the rights and privileges of holders of capital stock. The information below is a summary of those terms. For a more detailed understanding of those terms, you should read the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp., which have been filed with the SEC, and the Texas corporate law.

      TXU Corp. may issue one or more series of preference stock without the approval of its shareholders. The preference stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Corp.

      Some terms of a series may differ from those of another series. A prospectus supplement will describe terms of any preference stock being offered. These terms will also be described in a Statement of Resolution Establishing a Series of Preference Stock. That document also will be filed in Texas and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

      o  The title of that series of preference stock;

      o  The number of shares in the series;

      o The dividend rate, or how such rate will be determined, and the dividend payment dates for the series of preference stock;

      o  Whether the series will be listed on a securities exchange;

      o The date or dates on which the series of preference stock may be redeemed at the option of TXU Corp. and any restrictions on such redemptions;

      o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase, redeem or retire the series of preference stock;

      o The amount payable on the series of preference stock in case of the liquidation, dissolution or winding up of TXU Corp. and any additional amount, or method of determining such amount, payable in case any such event is voluntary; and

      o Any rights to convert the shares of that series of preference stock into shares of another series or into shares of any other class of capital stock.

      Shares of preference stock issued by TXU Corp. will be fully paid and non-assessable.

      TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock. Each share of the common stock is equal to every other share of the common stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

      TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. TXU Corp. has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities described in this prospectus. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or preference stock during the extension period. For a further description of TXU Corp.'s rights to delay payment, read DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in this prospectus.

      In addition, TXU Corp. has issued stock purchase contracts, as a component of stock purchase units, which require TXU Corp. to make periodic contract adjustment payments to the holders of the stock purchase units. TXU Corp. has a right to delay these payments during the term of the stock purchase contracts. TXU Corp. may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. TXU Corp. may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If TXU exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock or preference stock during the extension period.

      The holders of preference stock have voting rights only in the following circumstances:

      o If dividends have not been paid for four full quarters, holders of preference stock may elect one-third of TXU Corp.'s Board of Directors or two directors, whichever is greater;

      o If dividends have not been paid for eight full quarters, holders of preference stock may elect a majority of TXU Corp.'s full Board of Directors;

      o TXU Corp. needs the approval of the holders of two-thirds of the outstanding shares of the preference stock in order to make the following changes in its capital structure:

         - Authorizing a new class of stock that ranks senior to the preference stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

         - Materially altering the Amended and Restated Articles of Incorporation in such a way as to change the terms of the preference stock, unless the change does not affect every series of preference stock, in which case holders of only those series affected may vote.

TXU Corp. will notify holders of preference stock of any meeting at which they may vote. Shares of preference stock have no preemptive rights.

      After the payment of all dividends due on the shares of any outstanding preference stock, holders of shares of the common stock are entitled to dividends when and as declared by the board of directors.

      The common stock of TXU Corp. is listed on the New York, Chicago and Pacific stock exchanges. The transfer agent for the common stock is TXU Business Services Company, Dallas, Texas.

      On February 19, 1999, TXU Corp.'s Board of Directors adopted a shareholder rights plan pursuant to which holders of common stock were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held. In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, the Rights become exercisable, entitling each holder (other than the person who acquired more than 15%) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of each Right held. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

      TXU Corp. may issue stock purchase contracts, including contracts that obligate holders to purchase from TXU Corp., and TXU Corp. to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require TXU Corp. to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

      A prospectus supplement will summarize material terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will refer to the forms of stock purchase contracts. Material United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will also be discussed in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

      The debt securities will be TXU Corp.'s direct unsecured general obligations. The debt securities will be senior debt securities and will be issued under one or more separate indentures between TXU Corp. and The Bank of New York as trustee under each indenture.

      Material terms of the debt securities and each indenture are summarized below. The form of the indenture has been filed with the SEC, and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

      The debt securities will rank equally with all of TXU Corp.'s other senior and unsubordinated debt.

      Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

      A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

      o  The title of the debt securities;

      o  Any limit upon the total principal amount of the debt securities;

      o The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

      o The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

      o  Any right to delay the interest payments for the debt securities;

      o The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

      o Any date or dates on which the debt securities may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

      o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the debt securities;

      o Any additions to the events of default under the indenture or additions to the covenants of TXU Corp. under the indenture for the benefit of the holders of debt securities;

      o If the debt securities will be issued in denominations other than multiples of $1,000;

      o If payments on the debt securities may be made in a currency or currencies other than United States dollars;

      o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the debt securities;

      o Any collateral, security, assurance or guarantee for the debt securities; and

      o Any other terms of the debt securities not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

      The indenture does not limit the principal amount of debt securities that TXU Corp. may issue.

      TXU Corp. may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

      Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Corp.

PAYMENT AND PAYING AGENTS

      Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on any interest payment date will be paid to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable. (Indenture, Section 307.)

      Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the debt securities, appoint one or more additional paying agents (including TXU Corp.) and remove any paying agent, all at the discretion of TXU Corp.

(Indenture, Section 602.)

REGISTRATION AND TRANSFER

      Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the debt securities. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration, transfer or exchange of

      o any debt security during the 15 days before giving any notice of redemption or

      o any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(Indenture, Section 305.)

DEFEASANCE

      TXU Corp. will be discharged from its obligations on the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than TXU Corp., sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities. (Indenture, Section 701.)

LIMITATION ON LIENS

      The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, so long as any series of debt securities is outstanding, TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter directly owned by TXU Corp., to secure any Indebtedness, as defined below, without also securing the outstanding debt securities, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

      This restriction does not apply to, or prevent the creation or existence of, and in connection with (1) and (2) below, any extension, renewal or refunding of:

      (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time the capital stock is acquired by TXU Corp. or within 270 days after that time to secure all or a portion of the purchase price for the capital stock;

      (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time the capital stock is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

      (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

            (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

            (b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or
            (c) so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

      Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, TXU Corp. may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, up to an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization, as defined below.

      "Indebtedness" means:

          (i) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

          (ii) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

          (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

      "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock, or its equivalent ownership interest, that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

      "Consolidated Capitalization" means the sum of:

          (i) Consolidated Shareholders' Equity;

          (ii) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

          (iii) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

      "Consolidated Shareholders' Equity" means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries. As used in this definition, "liabilities" means all obligations that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

          (i) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

          (ii) deferred liabilities; and

          (iii) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

      "Consolidated Subsidiary" means, at any date, any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

      "Assets," with respect to any entity, means the whole or any part of its business, property, assets, cash and receivables.

       "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries.

      (Indenture, Section 608.)

      As of December 31, 2001, the Consolidated Capitalization of TXU Corp. was approximately $25 billion.

      For situations in which the limitation on liens will not apply, see - "Assignment of Obligations" below.

ASSIGNMENT OF OBLIGATIONS

      TXU Corp. may assign its obligations under the debt securities and the indenture to a wholly-owned subsidiary, provided that no event of default under the indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the debt securities and under the indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the debt securities and the indenture.

      If such an assignment is made, unless the terms of the assigned debt securities state otherwise:

      o TXU Corp. will be released and discharged from all its other obligations under the debt securities and the indenture;

      o Any covenants made by TXU Corp. with respect to the debt securities would become solely covenants of, and would relate only to, the assuming subsidiary; and

      o There would be no limitation on liens on the capital stock of any TXU Corp. Subsidiary, as defined above under - "Limitations on Liens," that is owned by TXU Corp.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

      o The surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all debt securities and under the indenture;

      o Immediately after giving effect to the transaction, no event of default under the indenture, or event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; and

      o TXU Corp. shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

      The terms of the indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

      "Event of default," when used in the indenture with respect to any series of debt securities, means any of the following:

      o Failure to pay interest on any debt security for 30 days after it is due;

      o Failure to pay the principal of or any premium on any debt security when due;

      o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after TXU Corp. receives written notice from the trustee, or TXU Corp. and the trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series;

      o Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture; or

      o Any other event of default included in any supplemental indenture or officer's certificate for that series of debt securities.

(Indenture, Section 801.)

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

      If an event of default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

      At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

      o TXU Corp. has paid or deposited with the trustee a sum sufficient to pay:

         (1)  all overdue interest on all debt securities of that series;

         (2) the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

         (3)  interest on overdue interest; and

         (4)  all amounts due to the trustee under the indenture; and

      o Any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

(Indenture, Section 802.)

      There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

      Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

      No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

      o The holder has previously given to the trustee written notice of a continuing event of default under the indenture;

      o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

      o The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

(Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

      TXU Corp. will provide to the trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

      Without the consent of any holder of debt securities issued under an indenture, TXU Corp. and the trustee may enter into one or more supplemental indentures for any of the following purposes:

      o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the indenture and in the debt securities;

      o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

      o  To add additional events of default under the indenture;

      o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

         (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

         (2) when no debt securities of the affected series remain outstanding under the indenture;

      o To provide collateral security for all but not part of the debt securities;

      o To establish the form or terms of debt securities of any other series as permitted by the indenture;

      o To provide for the authentication and delivery of bearer securities with or without coupons;

      o To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

      o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

      o To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

      o  To cure any ambiguity or inconsistency; or

      o To make any other changes to or add provisions with respect to matters and questions arising under the indenture, provided that the action will not adversely affect the interests of the holders of debt securities of any series in any material respect.

(Indenture, Section 1201.)

      The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

      If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

      The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

      o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

      o Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

      o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

      A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

      The indenture provides that debt securities owned by TXU Corp. or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101 ("Outstanding").)

      TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

      The trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Corp. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

NOTICES

      Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

TITLE

      TXU Corp., the trustee, and any agent of TXU Corp. or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

      The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

                          DESCRIPTION OF TXU CAPITAL'S
             PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

      TXU Capital will issue preferred trust securities and common trust securities under a trust agreement. In the following discussion, the preferred trust securities and the common trust securities, collectively, are referred to as the "trust securities." The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC, and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

      The preferred trust securities and common trust securities issued by TXU Capital will be substantially the same except that, if TXU Capital fails to make required payments, the rights of TXU Corp., as the holder of the common trust securities, to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. (Trust Agreement, Section 4.03.) If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace the property trustee and the Delaware trustee. (Trust Agreement, Section 8.10.) All of the common trust securities of TXU Capital will be owned by TXU Corp. (Trust Agreement, Section 5.10.)

      TXU Corp. will fully and  unconditionally  guarantee  payments due
on  the  preferred  trust  securities   through  a  combination  of  the
following:

      o TXU Corp.'s obligations under the junior subordinated debentures discussed below;

      o The rights of holders of preferred trust securities to enforce those obligations;

      o  TXU Corp.'s agreement to pay the expenses of TXU Capital; and

      o TXU Corp.'s guarantee of payments due on the preferred trust securities to the extent of TXU Capital's assets.

      No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by TXU Corp. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

      TXU Capital will use the proceeds from the sale of the trust securities to purchase junior subordinated debentures from TXU Corp. in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee. (Trust Agreement, Section 2.05.) The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the trust securities. (Trust Agreement, Section 2.09.)

      A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. Material United States federal income tax considerations applicable to the trust preferred securities will also be discussed in the applicable prospectus supplement. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

DISTRIBUTIONS

      The only income of TXU Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. (Trust Agreement, Section 2.08.) If TXU Corp. does not make interest payments on the junior subordinated debentures (or does not pay the expenses of TXU Capital), TXU Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by TXU Corp.

      So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. (Subordinated Indenture, Section 311.) As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. (Trust Agreement, Section 4.01.) If TXU Corp. extends the interest period, TXU Corp. may not:

      o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

      o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

      o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

      o  Make any guarantee payments with respect to any of the above.

      Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

      Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

      o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

      o  Distributions on the preferred trust securities; and

      o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

      Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

REDEMPTION

      Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of trust securities. Holders of trust securities will be given not less than 30 nor more than 60 days' notice of any redemption. (Trust Agreement, Section 4.02(a) -
(b).)

      Trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only to the extent that TXU Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c).)

      Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, the property trustee will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Capital or by TXU Corp. pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d).)

      Subject to applicable law, including United States federal securities law, TXU Corp. may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

      If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security transfer agent and registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f).)

SUBORDINATION OF COMMON TRUST SECURITIES

      Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the trust securities shall be made proportionally based on the liquidation amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, preferred trust securities then due and payable. (Trust Agreement, Section 4.03(a).)

      If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (Trust Agreement, Section 4.03(b).)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

      TXU Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

      o  The expiration of the term of TXU Capital;

      o  The bankruptcy, dissolution or liquidation of TXU Corp.;

      o  Redemption of all of the preferred trust securities;

      o The entry of an order for dissolution of TXU Capital by a court of competent jurisdiction; or

      o  At any time, at the election of TXU Corp.

(Trust Agreement, Sections 9.01 and 9.02.)

      The property trustee will liquidate TXU Capital and distribute to each holder of trust preferred securities a like amount of junior subordinated debentures, as expeditiously as the property trustee determines to be appropriate, upon the occurrence of:

      o  The expiration of the term of TXU Capital;

      o An early dissolution because of bankruptcy, dissolution or liquidation of TXU Corp.; or

      o  The election by TXU Corp. to dissolve TXU Capital.

The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, trust property will be liquidated and the holders of the preferred trust securities will be entitled to receive, out of the assets of TXU Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation amount of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation amount of the preferred trust securities they hold. TXU Corp., as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of TXU Capital. (Trust Agreement, Section 9.04.)

EVENTS OF DEFAULT; NOTICE

      Any one of the following events will be an event of default under the trust agreement whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

      (1) The occurrence of an event of default under the subordinated indenture;

      (2) Default by TXU Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

      (3) Default by TXU Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

      (4) Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with item (2) or (3) above, and the continuation of that default or breach for a period of 60 days after notice to TXU Capital by the holders of preferred trust securities having at least 10% of the total liquidation amount of the outstanding preferred trust securities; or

      (5) The occurrence of specified events of bankruptcy or insolvency with respect to TXU Capital.

(Trust Agreement, Section 1.01 ("Event of Default").)

      Within 90 business days after the occurrence of any event of default under the trust agreement that is known to the property trustee, the property trustee will transmit to the holders of trust securities and TXU Corp. notice of that default, unless it has been cured or waived. (Trust Agreement, Section 8.02.)

      A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (Trust Agreement, Section 6.01(a).)

      Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (Trust Agreement, Section 8.10.)

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

      If the property trustee or the Delaware trustee merges or consolidates with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (Trust Agreement, Section 8.12.)

VOTING RIGHTS

      Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will not in any manner control the administration, operation and management of TXU Capital or have any voting rights not otherwise required by law or the trust agreement. (Trust Agreement, Section 6.01(a).)

      While junior subordinated debentures are held by the property trustee, the property trustee will not:

      o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

      o  Waive any past default under the subordinated indenture;

      o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

      o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Corp. to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or anyone else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Sections 6.01(a) and 601(b).)

      Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote. (Trust Agreement, Section 6.02.)

      With respect to any of the circumstances described above under which holders of preferred trust securities are entitled to vote or consent, any of the preferred trust securities that are owned by TXU Corp., any trustee under the trust agreement or any affiliate of TXU Corp., shall be treated as if they were not outstanding for purposes of that vote or consent. (Trust Agreement, Section 1.01 ("Outstanding").)

      No vote or consent of the holders of preferred trust securities will be required for TXU Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

      The administrative trustees of TXU Capital may be appointed, removed or replaced solely by TXU Corp. as the holder of the common trust securities; consequently, holders of preferred trust securities will have no rights to appoint, remove or replace the administrative trustees. (Trust Agreement, Section 8.10.)

AMENDMENTS

      The trust agreement may be amended from time to time by TXU Capital, with the approval of a majority of the administrative trustees and TXU Corp., without the consent of any holders of trust securities or the other trustees, in order to:

      (1)   cure any ambiguity;

      (2) correct or supplement any provision that may be inconsistent with any other provision of the trust agreement or any amendment of the trust agreement;

      (3) make any additional provision with respect to matters or questions arising under the trust agreement;

      (4)   change the name of the trust; or

      (5) modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Capital will not be classified as

            (a) an association taxable as a corporation for United States federal income tax purposes at any time that any trust securities are outstanding; or

            (b)   an "investment  company" under the Investment  Company
                  Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of trust securities. The amendments described in items (1), (2) and
(3) above will become effective when notice of the amendment is given to the holders of trust securities. (Trust Agreement, Section 10.03(a).)

      Except as provided below, any provision of the trust agreement may be amended by the administrative trustees and TXU Corp. with:

      o The consent of holders of trust securities representing not less than a majority in aggregate liquidation amount of the trust securities then outstanding; and

      o Receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Capital to be classified for United States federal income tax purposes as an association taxable as a corporation or affect TXU Capital's exemption from the status of an "investment company" under the Investment Company Act.

(Trust Agreement, Section 10.03(b).) However, the holders of trust securities representing not less than 66-2/3% in aggregate liquidation amount of the trust securities then outstanding must consent to:

      o Any action that would materially adversely affect the powers, preferences or special rights of the preferred trust securities, whether by amendment to the trust agreement or otherwise; or

      o Any proposal with respect to the dissolution, winding-up or termination of TXU Capital, other than pursuant to the terms of the trust agreement.

(Trust Agreement, Section 6.01(c).) Further, each affected holder of trust securities must consent to any amendment to the trust agreement that:

      o Changes the amount or timing of any distribution with respect to trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of trust securities as of a specified date; or

      o Restricts the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after that date.

(Trust Agreement, Section 10.03(c).)

CO-TRUSTEES AND SEPARATE TRUSTEE

      If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Capital may at the time be located, TXU Corp., as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Corp., as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Corp., as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (Trust Agreement, Section 8.09.)

FORM, EXCHANGE, AND TRANSFER

      Preferred trust securities of any TXU Capital trust may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation amount

      Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Corp. for such purpose. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Capital or TXU Corp. may require. A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request

      TXU Capital will not be required to:

      o Issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed; or

      o Register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part.

(Trust Agreement, Section 5.04.)

TRANSFER AGENT AND REGISTRAR

      TXU  Business  Services  Company  will act as  transfer  agent and
registrar  for  the  preferred  trust   securities.   (Trust  Agreement,
Section 5.04.) TXU Corp. will designate an office in the Borough of Manhattan, The City of New York through which any registrar and transfer agent acts, and TXU Corp. may subsequently change the location of that office. (Trust Agreement, Section 5.08.)

INFORMATION ABOUT THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE

      The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

DUTIES OF THE TRUSTEES

      The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The property trustee will hold the junior subordinated debentures on behalf of TXU Capital and will maintain a payment account with respect to the trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act. (Trust Agreement, Sections 2.06 and 2.07(a).)

      The administrative trustees of TXU Capital are authorized and directed to conduct the affairs of TXU Capital and to operate TXU Capital so that TXU Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified for United States federal income tax purposes as an association taxable as a corporation and so that the junior subordinated debentures will be treated as indebtedness of TXU Corp. for United States federal income tax purposes. In this regard, TXU Corp. and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that each of TXU Corp. and the administrative trustees determines in its discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (Trust Agreement, Section 2.07(d).)

GOVERNING LAW

      The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (Trust Agreement, Section 10.05.)

MISCELLANEOUS

      Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

      Material terms of the guarantee that TXU Corp. will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC, and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated herein by reference.

      The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

GENERAL TERMS OF THE GUARANTEE

      TXU Corp. will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Corp. may have or assert. The following payments will be subject to the guarantee (without duplication):

      o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Capital has funds available for these payments;

      o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Capital, to the extent TXU Capital has sufficient funds for payments; and

      o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Capital, except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

         (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that TXU Capital has funds available for these payments; and

         (2) the amount of assets of TXU Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Capital.

(Guarantee Agreement, Sections 1.01("Guarantee Payments") and 5.01.) TXU Corp. may satisfy its obligation to make a guarantee payment by either making a direct payment of the required amounts to the holders of preferred trust securities or causing TXU Capital to pay those amounts to those holders. (Guarantee Agreement, Section 5.01.)

      The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Capital does not have funds available to make those payments or to any collection of payment. (Guarantee Agreement, Section 5.05.) If TXU Corp. does not make interest payments on the junior subordinated debentures held by TXU Capital, TXU Capital will not have funds available to pay distributions on the preferred trust securities.

      The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Corp. including junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment. (Guarantee Agreement, Section 6.01.)

      TXU Corp. will enter into an Agreement as to Expenses and Liabilities with TXU Capital, to provide funds to TXU Capital as needed to pay obligations of TXU Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Corp. with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Corp. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

AMENDMENTS AND ASSIGNMENT

      No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation amount of the outstanding preferred trust securities. (Guarantee Agreement, Section 8.02.)

      All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Corp. and will inure to the benefit of the holders of the preferred trust securities then outstanding. TXU Corp. may not assign its obligations under the guarantee agreement except in connection with a consolidation, merger or sale involving TXU Corp. that is permitted under the subordinated indenture, as described below under DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Consolidation, Merger and Sale of Assets." (Guarantee Agreement, Section 8.01.)

EVENTS OF DEFAULT

      An event of default under the guarantee will occur if TXU Corp. fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation amount of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Corp. to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Capital, the guarantee trustee or anyone else. (Guarantee Agreement, Section 5.04.)

      TXU Corp. will be required to provide an annual statement to the guarantee trustee about TXU Corp.'s performance of some of its obligations under the guarantee and any default in its performance of the obligations. TXU Corp. will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Corp.'s compliance with all conditions under the guarantee. (Guarantee Agreement, Sections 2.04 and 2.05.)

INFORMATION ABOUT THE GUARANTEE TRUSTEE

      The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (Guarantee Agreement, Section 3.02(a).)

      The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

      Subject to certain payment, reimbursement and indemnity obligations of TXU Corp. to the guarantee trustee, the guarantee will terminate and be of no further force and effect upon:

      o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

      o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

      o  Full payment of the amounts payable upon liquidation of TXU Capital.

      The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee.

      (Guarantee Agreement, Section 7.01.)

STATUS OF THE GUARANTEE

      The guarantee will be an unsecured obligation of TXU Corp. and will rank:

      o Subordinate and junior in right of payment to all liabilities of TXU Corp. including the junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment;

      o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Corp. and with any guarantee that may be entered into by TXU Corp. in respect of any preferred or preference stock of any affiliate of TXU Corp.; and

      o  Senior to TXU Corp.'s common stock.

(Guarantee Agreement, Section 6.01.)

      The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

      The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Corp. to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else. (Guarantee Agreement, Sections 5.04 and 5.05.)

      Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, its obligations under the guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

GOVERNING LAW

      The guarantee will be governed by and construed in accordance with the laws of the State of New York. (Guarantee Agreement, Section 8.06.)

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

      The junior subordinated debentures, which the property trustee will hold on behalf of TXU Capital as trust assets, will be subordinated obligations of TXU Corp. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee.

      Material terms of the junior subordinated debentures and the subordinated indenture are summarized below. The form of the subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in the subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

      The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to TXU Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

      Because TXU Corp. is a holding company that conducts all its operations through subsidiaries, holders of the junior subordinated debentures will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

      A prospectus supplement and an officer's certificate relating to any series of the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

      o  The title of the junior subordinated debentures;

      o Any limit upon the total principal amount of the junior subordinated debentures;

      o The dates, or the method to determine these dates, on which the principal of the junior subordinated debentures will be payable and how it will be paid;

      o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

      o Any right to extend the interest payment periods for the junior subordinated debentures;

      o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures, that will be payable if the maturity of the junior subordinated debentures is accelerated;

      o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

      o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the junior subordinated debentures;

      o Any additions to the events of default under the subordinated indenture or additions to the covenants of TXU Corp. under the subordinated indenture for the benefit of the holders of junior subordinated debentures;

      o If the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

      o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

      o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the junior subordinated debentures;

      o Any collateral, security, assurance or guarantee for the junior subordinated debentures; and

      o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

(Subordinated Indenture, Section 301.)

      The junior subordinated debentures will be limited in total principal amount to the sum of the aggregate liquidation amount of the preferred trust securities of TXU Capital and the consideration paid by TXU Corp. for the common trust securities of TXU Capital. The junior subordinated debentures are unsecured, subordinated obligations of TXU Corp. which rank junior to all of TXU Corp.'s Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of TXU Corp., for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Corp. unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Corp. under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (Subordinated Indenture, Section 101 ("Senior Indebtedness").) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on trust securities.

      If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee.

(Trust Agreement, Section 9.04.)

PAYMENT AND PAYING AGENTS

      Except as may be provided in the prospectus supplement, interest, if any, on each junior subordinated debenture payable on any interest payment date will be paid to the person in whose name that junior subordinated debenture is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any junior subordinated debenture, the defaulted interest may be paid to the holder of such junior subordinated debenture as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that junior subordinated debenture may be listed, if the debenture trustee finds it workable. (Subordinated Indenture, Section 307.)

      Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the junior subordinated debentures at maturity will be payable upon presentation of the junior subordinated debentures at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the junior subordinated debentures, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp.

(Subordinated Indenture, Section 602.)

REGISTRATION AND TRANSFER

      Unless otherwise specified in the prospectus supplement, the transfer of junior subordinated debentures may be registered, and junior subordinated debentures may be exchanged for other junior subordinated debentures of the same series of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may change the place for registration of transfer and exchange of the junior subordinated debentures and may designate additional places for registration and exchange. (Subordinated Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the junior subordinated debentures. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of, transfer of, or the exchange of:

      o Any junior subordinated debenture during the 15 days before giving any notice of redemption; or

      o Any junior subordinated debenture selected for redemption except the unredeemed portion of any junior subordinated debenture being redeemed in part.

(Subordinated Indenture, Section 305.)

OPTIONAL REDEMPTION

      For so long as TXU Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Capital to redeem trust securities in accordance with their terms.

      The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (Subordinated Indenture, Section 4.04.)

INTEREST

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the immediately preceding business day. These payments will have the same force and effect as if made on the date the payment was originally payable.

(Subordinated Indenture, Section 113.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

      So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Corp. extends the interest period, TXU Corp. may not:

      o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

      o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

      o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

      o  Make any guarantee payments with respect to any of the above.

      Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

      Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

      o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

      o  Distributions on the preferred trust securities; and

      o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

      Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Corp. will give TXU Capital and the debenture trustee notice of its election of an extension period prior to the earlier of:

      o One business day before the record date for the distribution which would occur if TXU Corp. did not make the election to extend; or

      o The date TXU Corp. is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date.

TXU Corp. will cause TXU Capital to send notice of that election to the holders of preferred trust securities.

ADDITIONAL INTEREST

      So long as any preferred trust securities remain outstanding, if TXU Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Corp. will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (Subordinated Indenture, Section 312.)

RESTRICTION ON DIVIDEND PAYMENTS

      So long as any preferred trust securities remain outstanding, if

      o TXU Corp. is in default under the guarantee or with respect to payments on the junior subordinated debentures;

      o There has occurred and is continuing an event of default under the junior subordinated debenture; or

      o TXU Corp. has elected to extend any interest payment period with respect to the junior subordinated debentures and that period, or any extension of it, is continuing;

then, TXU Corp. may not:

      o Declare or pay any dividend or distribution on its capital stock, other than dividends paid on shares of its common stock;

      o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock; or

      o Make any guarantee payments with respect to any of the above (other than payments under the guarantee).

(Subordinated Indenture, Section 608.)

ASSIGNMENT OF OBLIGATIONS

      TXU Corp. may assign its obligations under the junior subordinated debentures and the subordinated indenture to a wholly-owned subsidiary, provided that no event of default under the subordinated indenture, or event that with the passage of time or the giving of required notice, or both, would become an event of default under the subordinated indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the junior subordinated debentures and under the subordinated indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the junior subordinated debentures and the subordinated indenture.

      If such an assignment is made, unless the terms of the assigned junior subordinated debentures state otherwise:

      o TXU Corp. will be released and discharged from all its other obligations under the junior subordinated debentures and the subordinated indenture; and

      o Any covenants made by TXU Corp. with respect to the junior subordinated debentures would become solely covenants of, and would relate only to, the assuming subsidiary; provided, however, that the restrictions on certain payments during an extension of any interest payment period, described above under - "Option to Extend Interest Payment Period," would not apply to the assuming subsidiary.

DEFEASANCE

      TXU Corp. will be discharged from its obligations on the junior subordinated debentures of a particular series if it irrevocably deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the junior subordinated debentures. (Subordinated Indenture, Section 701.)

SUBORDINATION

      The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Corp. (Subordinated Indenture,
Section 1501.) No payment of the principal of the junior subordinated debentures (including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

      o  Specified events of bankruptcy, insolvency or reorganization of TXU
         Corp.;

      o Any Senior Indebtedness is not paid when due and that default continues without waiver;

      o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of the indebtedness; or

      o The maturity of any series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

(Subordinated Indenture, Section 1502.)

      Upon any distribution of assets of TXU Corp. to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (Subordinated Indenture, Section 1504.)

      The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2001, TXU Corp. had approximately $5.2 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      Under the terms of the subordinated indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

      o The surviving or successor entity or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all junior subordinated debentures and the subordinated indenture;

      o Immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

      o TXU Corp. shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

(Subordinated Indenture, Section 1101.)

      The terms of the subordinated indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

      "Event of default" when used in the subordinated indenture with respect to any series of junior subordinated debentures, means any of the following:

      (1) Failure to pay interest including any additional interest on any junior subordinated debenture for 30 days after it is due;

      (2) Failure to pay the principal of or any premium on any junior subordinated debenture when due;

      (3) Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after TXU Corp. receives written notice from the debenture trustee or TXU Corp. and the debenture trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding junior subordinated debentures of that series;

      (4) Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the junior subordinated indenture; or

      (5) Any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

(Subordinated Indenture, Section 801.)

      An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default, except a default in the payment of principal or interest, if it considers such withholding of notice to be in the interests of the holders.

REMEDIES

      If an event of default under the subordinated indenture for any series of junior subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of all the junior subordinated debentures of that series may declare the entire principal amount of all the junior subordinated debentures of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Subordinated Indenture, Section 802.)

      At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained by the debenture trustee, the event of default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

      o TXU Corp. has paid or deposited with the debenture trustee a sum sufficient to pay:

         (1) all overdue interest on all junior subordinated debentures of the series;

         (2) the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest that is currently due;

         (3)  interest on overdue interest; and

         (4) all amounts due to the debenture trustee under the subordinated indenture; and

      o Any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

(Subordinated Indenture, Section 802.)

      There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

      Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. (Subordinated Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (Subordinated Indenture, Section 812.)

      No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

      o The holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

      o The holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

      o The debenture trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing, inconsistent with such written request of holders.

(Subordinated Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal, premium or interest on a subordinated junior debenture on or after the applicable due date. (Subordinated Indenture, Section 808.)

      TXU Corp. will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the subordinated indenture. (Subordinated Indenture, Section 606.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

      If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Corp. as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Corp. to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation amount of its preferred trust securities. (Subordinated Indenture, Section 610.)

      The holders of preferred trust securities would not be able to exercise directly against TXU Corp. any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Corp. to the fullest extent permitted by law. (Subordinated Indenture, Section 807.)

MODIFICATION AND WAIVER

      Without the consent of any holder of junior subordinated debentures, TXU Corp. and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

      o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the subordinated indenture and in the junior subordinated debentures;

      o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the subordinated indenture;

      o  To add additional events of default under the subordinated indenture;

      o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

         (1) when the consent of the holders of junior subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

         (2)  when no junior  subordinated  debentures  of the affected
              series   remain   outstanding   under  the   subordinated
              indenture;

      o To provide collateral security for all but not part of the junior subordinated debentures;

      o To establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

      o To provide for the authentication and delivery of bearer securities with or without coupons;

      o To evidence and provide for the acceptance of appointment by a separate or successor debenture trustee or debenture co-trustee;

      o To provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

      o To change any place where principal, premium and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

      o  To cure any ambiguity or inconsistency; or

      o To make any other provisions with respect to matters and questions arising under the subordinated indenture, provided that the action will not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

(Subordinated Indenture, Section 1201.)

      The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the subordinated indenture. (Subordinated Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

      If the Trust Indenture Act is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Corp. and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Subordinated Indenture, Section 1201.)

      The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding, considered as one class, is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

      o Change the stated maturity of the principal of, or any installment of principal of or interest on any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

      o Reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series the consent of the holders of which is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture, or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the junior subordinated debentures of that series; or

      o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them.

      A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation amount of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation amount of all such preferred trust securities then outstanding which would be affected. (Subordinated Indenture, Section 1202.)

      The subordinated indenture provides that junior subordinated debentures owned by TXU Corp. or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101 ("Outstanding").)

      TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or in exchange for junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the junior subordinated debenture. (Subordinated Indenture, Section 104.)

RESIGNATION OF THE DEBENTURE TRUSTEE

      The debenture trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and TXU Corp. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor debenture trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as debenture trustee in accordance with the subordinated indenture. (Subordinated Indenture, Section 910.)

NOTICES

      Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register for junior subordinated debentures. (Subordinated Indenture, Section 106.)

TITLE

      TXU Corp., the debenture trustee, and any agent of TXU Corp. or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not such junior subordinated debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

GOVERNING LAW

      The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Subordinated Indenture, Section 112.)

INFORMATION ABOUT THE DEBENTURE TRUSTEE

      The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

      TXU Corp. and TXU Capital may offer any of the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities described in this prospectus (Offered Securities) by one or more of the following methods:

      o SALES TO ONE OR MORE UNDERWRITERS OR DEALERS FOR PUBLIC OFFERING AND RESALE - If underwriters are used in the sale of any of the Offered Securities, the underwriters will purchase the securities from TXU Corp. or TXU Capital for their own account. The underwriters may then resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters in an underwritten offering will be obligated to purchase all the securities so offered if any are purchased. If a dealer is used in the sale of any Offered Securities, TXU Corp. or TXU Capital will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

      o SALES TO INVESTORS THROUGH ONE OR MORE AGENTS - TXU Corp. or TXU Capital may designate one or more agents to sell any of the Offered Securities.

      o SALES TO INVESTORS DIRECTLY - TXU Corp. or TXU Capital may sell any of the Offered Securities directly. In that case, no underwriters or agents would be involved.

      Underwriters, dealers and agents that participate in the distribution of any of the Offered Securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act) and any discounts or commissions received by them from TXU Corp. or TXU Capital and any profit on the resale by them of those Offered Securities may be treated as underwriting discounts under the Securities Act. We will identify any underwriters, dealers or agents and describe their compensation in the applicable prospectus supplement.

      TXU Corp. or TXU Capital may authorize agents and underwriters to solicit offers by certain institutions to purchase any of the Offered Securities at the public offering price and on terms described in the applicable prospectus supplement.

      TXU Corp. may have agreements with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

      TXU Corp. or TXU Capital may also offer and sell any of the Offered Securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (remarketing firms), acting as principals for their own accounts or as agents for TXU Corp. or TXU Capital. Any remarketing firm will be identified and the terms of its agreement, if any, with TXU Corp. or TXU Capital and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

      Each series of Offered Securities will be a new issue, and other than the common stock of TXU Corp., which is listed on the New York, Chicago and Pacific stock exchanges, will have no established trading market. TXU Corp. may decide to list any series of Offered Securities on a securities exchange, or in the case of its common stock, on any additional exchange. However, TXU Corp. will not be obligated to list any Offered Securities on an exchange unless it states otherwise in a prospectus supplement. TXU Corp. cannot assure that there will be any liquidity of the trading market for any of the Offered Securities.

      Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Corp. or its subsidiaries in the ordinary course of business.

                                     EXPERTS

      The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the year ended December 31, 2001, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

      With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated in this prospectus by reference, Deloitte & Touche LLP will apply limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated by reference in this prospectus, Deloitte & Touche LLP will not audit and will not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act with respect to the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock or the preferred trust securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

      Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for TXU Corp. and TXU Capital. The legality of the other securities offered in this prospectus will be passed upon for TXU Corp. and TXU Capital by Hunton & Williams, Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New

York, New York. However, all matters pertaining to incorporation of TXU Corp. and all other matters of Texas law will be passed upon only by Hunton & Williams. At December 31, 2001, the fair market value of securities of TXU Corp. and its subsidiaries owned by attorneys at each of the firms of Hunton & Williams and Thelen Reid & Priest LLP participating in the representation of the registrants in connection with the preparation of this prospectus was approximately $437,000 and $196,000, respectively. Each of Robert A. Wooldridge, a partner at Hunton & Williams, and Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is a director of certain subsidiaries of TXU Corp.

                                    TXU CORP.